                    Prudential-Bache/Watson & Taylor, Ltd.-I

                                                                     August 1997

To our Limited Partners:

   As you know, the Limited Partners of Prudential-Bache/Watson & Taylor, Ltd.-I (the 'Partnership') previously approved a plan of sale and liquidation, pursuant to the Consent Statement dated September 17, 1996, providing for the sale of the Partnership's assets, the liquidation of its liabilities and the distribution of its remaining funds in accordance with the Partnership Agreement.

   The General Partners distributed substantially all of the Partnership's assets to the Limited Partners in November 1996 in the amount of $550 per Unit, primarily consisting of net proceeds from the sales of the Partnership's assets. On August 11, 1997, the Partnership made a final liquidating distribution to the Limited Partners of $27.46 per Unit representing the remaining cash of the Partnership, after payment of its remaining liabilities. With this final liquidating distribution, the Partnership has made cash distributions to Unitholders of $909.83 per Unit since its inception or approximately 182% of the original capital contributions. The table below shows the disposition of the Partnership's net assets from December 31, 1996 to August 11, 1997.

Net Assets - December 31, 1996                      $ 632,881
  Changes in estimated liquidation
     values of assets and liabilities                 185,583
  Cash distributions to Limited and
  General Partners                                   (818,464)
                                                    ---------
Net Assets - August 11, 1997                        $    -0 -
                                                    ---------
                                                    ---------

   As the distribution of these amounts to the Limited and General Partners represented the final step in the liquidation process, the General Partners terminated the Partnership effective August 11, 1997. In early 1998, the General Partners will prepare and file the final tax returns and distribute the final tax information on Schedule K-1 for the Limited Partners. Should you have any questions concerning the liquidation of the Partnership, please feel free to contact your Financial Advisor or call the Prudential Securities Client Services Department at 1-800-535-2077.

                                     /s/ Brian J. Martin
                                         Brian J. Martin
                                         President
                                         Prudential-Bache Properties, Inc.
                                         General Partner